EXHIBIT 4.5

GUARANTEE

Warner Music Group Corp. (the “New Guarantor”) hereby unconditionally guarantees, to the extent set forth in the Indenture dated as of December 23, 2004 (the “Indenture”) by and among WMG Holdings Corp., a Delaware corporation, as issuer (the “Issuer”), the guarantors set forth therein and Wells Fargo Bank, National Association, as Trustee (as amended, restated or supplemented from time to time, the “Indenture”), and subject to the provisions of the Indenture, (a) the due and punctual payment of the principal of, and premium, if any, and interest on the Securities, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee, all in accordance with the terms set forth in Article Eleven of the Indenture, and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of the New Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Eleven of the Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee. Each Holder of the Security to which this Guarantee is endorsed, by accepting such Security, agrees to and shall be bound by such provisions.

Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Warner Music Group Corp. has caused this Guarantee to be signed by a duly authorized officer.

WARNER MUSIC GROUP CORP.

By:	/s/ Paul Robinson
Name: Paul Robinson Title: SVP & Deputy General Counsel

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